CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Audited Consolidated Financial Statements

OCTOBER 31, 2008 and 2007

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements and all information in the annual report are the responsibility of the Board of Directors and management.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.  Management maintains the necessary systems of internal controls, policies and procedures to provide assurance that assets are safeguarded and that the financial records are reliable and form a proper basis for the preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee.  This committee, which reports to the Board of Directors, meets with the independent auditors and reviews the financial statements.

The consolidated financial statements have been audited by Smythe Ratcliffe LLP, Chartered Accountants, who were appointed by the shareholders.  The auditors’ report outlines the scope of their examination and their opinion on the consolidated financial statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company’s financial reporting for external purposes in accordance with accounting principles generally accepted in Canada and the United States of America.  Internal control over financial reporting includes maintaining records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of the Company’s financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on its financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of the Company’s financial statements would be prevented or detected.

Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.  Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of October 31, 2008.  Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of October 31, 2008 has been audited by Smythe Ratcliffe LLP, an independent registered public accounting firm, as stated in their report.

“Hendrik Van Alphen”

“Michael Kinley”

Hendrik Van Alphen,

Michael Kinley,

President & Chief Executive Officer

Chief Financial Officer

January 27, 2009

Vancouver, Canada

AUDITORS’ REPORT

TO THE SHAREHOLDERS OF CARDERO RESOURCE CORP.

(An Exploration Stage Company)

We have audited the consolidated balance sheets of Cardero Resource Corp. as of October 31, 2008 and 2007 and the consolidated statements of operations, shareholders’ equity and cash flows for the years ended October 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2008 and 2007 and the results of its operations and its cash flows for the years ended October 31, 2008, 2007 and 2006 in accordance with Canadian generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of October 31, 2008 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations for the Treadway Commission and our report dated January 27, 2009 expressed an unqualified opinion.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada

January 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF CARDERO RESOURCE CORP.

We have audited Cardero Resource Corp.’s (the “Company”) internal control over financial reporting as of October 31, 2008 based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 31, 2008, based on the criteria established in Internal Control-Integrated Framework issued by the COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of October 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years ended October 31, 2008, 2007 and 2006 and our report dated January 27, 2009 expressed an unqualified opinion on those consolidated financial statements.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada

January 27, 2009

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

October 31, 2008, 2007 and 2006

INDEX

Auditors’ Report

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Shareholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

October 31

	2008	2007
		(restated – note 13)
ASSETS
Current
Cash and cash equivalents	$ 1,288,840	$ 824,484
Accounts receivable (note 7)	1,793,924	2,369,419
Prepaid expenses	223,774	150,073

Total Current Assets	3,306,538	3,343,976

Fixed Assets (note 3)	198,911	71,404

Investments (note 4)	7,824,670	10,100,000

Resource Properties (note 5)	22,674,246	20,549,336

Total Assets	$ 34,004,365	$ 34,064,716

LIABILITIES
Current
Accounts payable and accrued liabilities (note 7)	$ 870,208	$ 594,056

SHAREHOLDERS’ EQUITY

Capital Stock (note 6)	68,824,822	55,473,921
Obligation to Issue Shares (note 5(f))	795,000	-
Contributed Surplus	11,912,309	8,490,791
Accumulated Other Comprehensive Income	2,617,740	4,692,000
Deficit	(51,015,714)	(35,186,052)

Total Shareholders’ Equity	33,134,157	33,470,660

Total Liabilities and Shareholders’ Equity	$ 34,004,365	$ 34,064,716

Nature of operations and going concern (note 1)

Commitment (note 10)

Subsequent events (note 11)

Approved on behalf of the Board:

“Hendrik Van Alphen”

.....................................................................  Director

Hendrik Van Alphen

“Lawrence W. Talbot”

.....................................................................  Director

Lawrence W. Talbot

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations

Years Ended October 31

	2008	2007	2006
Administrative Expenses		(restated – note 13)
Amortization	$ 27,860	$ 62,821	$ 20,347
Capital tax	-	64,842	-
Consulting fees (note 7)	2,664,502	827,065	1,931,013
Insurance	162,469	164,666	193,228
Investor relations	962,246	819,798	884,406
Office costs	795,747	790,980	414,122
Professional fees (note 7)	947,782	624,787	537,395
Property evaluations	520,020	1,332,246	299,113
Regulatory and transfer agent fees	111,561	154,529	202,365
Salaries	2,807,687	2,624,072	1,999,033
Loss Before Other Items	(8,999,874)	(7,465,806)	(6,481,022)

Other Gain (Loss) Items
Foreign exchange gain (loss)	350,962	(446,476)	(8,353)
Interest income	92,501	231,022	351,378
Realized gain on sale of available-for–sale investments (note 4)	258,920	1,818,236	-
Unrealized gain (loss) on derivative investments (note 4)	(1,800,000)	260,000	-
Write-off of resource properties	(5,366,125)	(3,538,466)	(2,052,145)
	(6,463,742)	(1,675,684)	(1,709,120)

Loss Before Income Taxes	(15,463,616)	(9,141,490)	(8,190,142)

Future income tax recovery (expense) (note 13)	(366,046)	828,000	-

Net Loss for Year	$ (15,829,662)	$ (8,313,490)	$ (8,190,142)

Basic and diluted Loss Per Share	$ (0.29)	$ (0.18)	$ (0.19)

Weighted Average Number of Common Shares Outstanding	53,918,438	46,431,351	42,741,186

See Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Shareholders’ Equity

	Share Capital		Obligation to Issue Shares	Deficit	Contributed Surplus	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount

Balance, October 31, 2005	41,685,239	$ 43,917,324	$ -	$ (21,222,420)	$ 4,975,930	$ -	$ 27,670,834

Net loss for the year				(8,190,142)			(8,190,142)
Shares issued for cash
Exercise of options	1,037,200	2,732,775					2,732,775
Shares issued for non-cash
Reclassification of contributed surplus on exercise of options		1,299,217			(1,299,217)		-
Property acquisition	300,000	1,211,000					1,211,000
Data acquisition	100,000	300,000					300,000
Stock-based compensation					2,969,183		2,969,183

Balance, October 31, 2006	43,122,439	49,460,316	-	(29,412,562)	6,645,896	-	26,693,650

Net loss for the rear (restated – note 13)				(8,313,490)			(8,313,490)
Other Comprehensive Income
Unrealized gain on available-for-sale investments (restated – note 13)						331,500	331,500
Transfer to income of realized gain on sale of investments (restated – note 13)						(1,453,500)	(1,453,500)
Comprehensive loss for the year							(9,435,490)
Adjustment to opening balance – change in accounting policy (restated – note 13)				2,540,000		5,814,000	8,354,000
Shares issued for cash
Private placement	3,700,000	5,550,000					5,550,000
Exercise of options	190,000	329,250					329,250
Share issue costs		(281,830)					(281,830)
Shares issued for non-cash
Reclassification of contributed surplus on exercise of options		121,665			(121,665)		-
Property acquisition	220,000	415,600					415,600
Agent's compensation	89,000	133,500					133,500
Share issue costs		(254,580)			121,080		(133,500)
Stock-based compensation					1,845,480		1,845,480
Balance, October 31, 2007	47,321,439	55,473,921	-	(35,186,052)	8,490,791	4,692,000	33,470,660

	Share Capital		Obligation to issue shares	Deficit	Contributed Surplus	Accumulated Other	Total Shareholders’
	Shares	Amount				Comprehensive Income	Equity

Balance, October 31, 2007 (carried forward)	$ 47,321,439	55,473,921	$ -	$ (35,186,052)	$ 8,490,791	$ 4,692,000	$ 33,470,660

Net loss for the tear				(15,829,662)			(15,829,662)
Other comprehensive income
Unrealized (loss) on available-for-sale investments						(1,887,697)	(1,887,697)
Transfer to Income of realized gain on sale of investment						(186,563)	(186,563)
Comprehensive loss for the tear							(17,903,922)
Shares issued for cash
Exercise of options	998,500	1,838,750					1,838,750
Exercise of warrants	1,411,908	2,758,816					2,758,816
Private placement	7,501,000	8,251,100					8,251,100
Share issue costs		(866,167)					(866,167)

Shares issued for non-cash
Reclassification of contributed surplus on exercise of options		689,036			(689,036)		-
Property acquisition	500,000	1,000,000	795,000				1,795,000
Agent’s compensation	50,000	55,000					55,000
Share issue costs		(375,634)			320,634		(55,000)
Stock-based compensation					3,789,920		3,789,920

Balance, October 31, 2008	57,782,847	$ 68,824,822	$ 795,000	$ (51,015,714)	$ 11,912,309	$ 2,617,740	$ 33,134,157

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

Years Ended October 31

	2008	2007	2006
		(restated – note 13)
Operating Activities
Net loss for the year	$ (15,829,662)	$ (8,313,490)	$ (8,190,142)
Items not involving cash
Amortization	27,860	62,821	20,347
Stock-based compensation	3,789,920	1,845,480	2,969,183
Write-off of resource properties	5,366,125	3,538,466	2,052,145
Realized gain on sale of investment	(258,920)	(1,818,236)	-
Unrealized gain (loss) on sale of investment	1,800,000	(260,000)	-
Future income tax recovery (expense)	366,046	(828,000)	-
Changes in non-cash working capital items
Accounts receivable	575,495	(1,053,716)	(740,267)
Prepaid expenses	(73,701)	175,226	138,951
Accounts payable and accrued liabilities	155,559	110,284	(32,987)
Cash Used in Operating Activities	(4,081,278)	(6,541,165)	(3,782,770)

Investing Activities
Investment in and expenditures on resource properties	(5,575,442)	(4,986,735)	(7,330,739)
Proceeds from sale of investment	418,610	2,378,236	-
Purchase of investment	(2,124,666)	(100,000)	(2,240,000)
Purchase of fixed assets	(155,367)	(29,437)	(79,320)
Cash Used in Investing Activities	(7,436,865)	(2,737,936)	(9,650,059)

Financing Activities
Proceeds from shares issued	12,848,666	5,879,250	2,732,775
Share issue costs	(866,167)	(281,830)	-
Cash Provided by Financing Activities	11,982,499	5,597,420	2,732,775

Increase (Decrease) in Cash and Cash Equivalents	464,356	(3,681,681)	(10,700,054)
Cash and Cash Equivalents, Beginning of Year	824,484	4,506,165	15,206,219

Cash and Cash Equivalents, End of Year	$ 1,288,840	$ 824,484	$ 4,506,165

Cash and Cash Equivalents Comprises
Consists of:
Cash	$ 788,840	$ 824,484	$ 1,006,165
Term deposits	500,000	-	3,500,000
	$ 1,288,840	$ 824,484	$ 4,506,165
Supplemental Cash Flow Information
Account payables related to property expenditures	$ 396,074	$ 275,482	$ 270,332
Shares issued for property payments	$ 1,000,000	$ 415,600	$ 1,211,000
Obligation to issue shares	$ 795,000	$ -	$ -
Shares issued for data acquisition	$ -	$ -	$ 300,000
Shares issued for agent’s compensation	$ 55,000	$ 133,500	$ -
Interest and income tax paid	$ -	$ -	$ -

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2008, 2007 and 2006

1.

NATURE OF OPERATIONS AND GOING CONCERN

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru, Argentina and the United States.  The Company considers itself to be an exploration stage company.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

Several adverse conditions cast substantial doubt on the validity of this assumption.  The Company has incurred significant operating losses over the past several fiscal years (2008: $15,829,662; 2007: $8,313,490), is currently unable to self-finance operations, has working capital of $2,436,330, has a deficit of $51,015,714, has limited resources, has no source of operating cash flow and has no assurances that sufficient funding will be available to conduct further exploration and development of its mineral property projects.

The application of the going concern concept is dependent upon the Company’s ability to generate future profitable operations and receive continued financial support from its creditors and shareholders.  Management is actively engaged in the review and due diligence on new projects, is seeking to raise the necessary capital to meet its funding requirements and has undertaken available cost cutting measures.  There can be no assurance that management’s plan will be successful.

If the going concern assumption were not appropriate for these financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.  Such adjustments could be material.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral interests.  The recoverability of amounts shown for resource properties is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of mineral properties.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned integrated subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”), Minerales Y Metales California, S.A. de C.V. (“MMC”), Cardero Iron Ore Company Ltd., Cardero Peru S.A.C. (“Cardero Peru”), Cardero Hierro Del Peru S.A.C. (“Cardero Iron Peru”), Cerro Colorado Development Ltd., Compania Minera Cardero Chile Limitada (“Cardero Chile”), Cardero Iron Ore (USA) Inc. (“Cardero Iron US”), Cardero Iron Ore Management (USA) Inc., Cardero Iron Ore Company (BVI) Ltd. and Cardero Hierro Peru (BVI) Ltd. (collectively, the “Company”).  All significant inter-company transactions and balances have been eliminated.

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and are stated in Canadian dollars.

(b)

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates include the rates of amortization for fixed assets, the recoverability of resource property interests, the assumptions used in the determination of the fair value of stock-based compensation, and the determination of the valuation allowance for future income tax assets and accruals.  Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

(d)

Amortization

Amortization of equipment is recorded at the following annual rates:

Computer equipment

-

30% declining balance basis

Office equipment

-

20% declining balance basis

Leasehold improvements

-

over the term of the lease on a straight-line basis

Additions during the year are amortized at one-half the annual rates.

(e)

Investments

Investments other than derivatives are classified as available-for-sale, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting unrealized gains or losses, net of applicable income taxes, are reflected in other comprehensive income, while realized gains or losses are included in operations.  Share purchase warrants included in investments are classified as derivative financial instruments and, accordingly, unrealized gains or losses, net of applicable income taxes, are included in operations.

(f)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company's mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time, the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

The amounts shown for acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production, or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

(g)

Foreign currency translation

The functional currency of the Company is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the rate of exchange on the transaction date.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the year.

(h)

Stock-based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees.  For directors and employees, the fair value of the option is measured at the date of grant.  For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached, or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.  For directors, employees and non-employees, the fair value of the options is accrued and charged either to operations or mineral property interests, with the offset credit to contributed surplus, over the vesting period.  If and when the stock options are exercised, the applicable amounts from contributed surplus are transferred to capital stock.

(i)

Basic and diluted loss per share

Basic loss per share is calculated using the weighted average number of common shares outstanding during the period. The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method the dilutive effect on earnings per share is calculated presuming the exercise of outstanding options, warrants and similar instruments.  It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive. Shares held in escrow, other than where their release is subject to the passage of time, are not included in the calculation of the weighted average number of common shares outstanding.

(j)

Revenue recognition

Interest income is recorded as earned at the stated rate of interest of the term deposit over the term to maturity.

(k)

Asset retirement obligations (“ARO”)

The Company recognizes an estimate of the liability associated with an ARO in the financial statements at the time the liability is incurred.  The estimated fair value of the ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset.

The capitalized amount is depleted on a unit-of-production basis over the life of the proved reserves.  The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to earnings in the period.  The ARO can also increase or decrease due to changes in the estimates of timing of cash flows or changes in the original estimated undiscounted cost.  Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded.

(l)

Income taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax basis (temporary differences).  Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted or substantially assured.  The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

(m)

Financial instruments

Effective November 1, 2006, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants’ (“CICA”) relating to financial instruments.  These new standards were adopted on a prospective basis with no restatement to prior period financial statements.

i.

Financial Instruments – Recognition and Measurement (Section 3855)

The Company accounts for financial assets and liabilities at fair value at each balance sheet date. Financial instruments are classified into one of five categories: held-for-trading, held-to-maturity, loans and receivable, available-for-sale financial assets or other financial liabilities. All financial instruments are measured in the balance sheet at fair value except for loans and receivables, held-to-maturity investments and other liabilities, which are measured at amortized cost. Subsequent measurement and changes in fair value will depend upon initial classification as follows: held-for-trading financial instruments are measured at fair value and changes in fair value are recognized in net income; available-for-sale financial instruments are measured at fair value with changes in fair value in other comprehensive income until the investment is no longer recognized or impaired, at which time the amounts would be recorded in net income.

Transaction costs that are directly attributable to the acquisition or issue of financial instruments that are classified as other than held-for-trading, which are expensed as incurred, are included in the initial carrying value of such instruments and amortized using the effective interest method.

ii.

Comprehensive Income (Section 1530)

Effective November 1, 2006, the Company adopted the CICA Handbook Section 1530, “Comprehensive Income”, which establishes standards for presentation and disclosure of comprehensive income.  Comprehensive income is the overall change in the net assets of the Company for the period, other than changes attributed to transactions with shareholders.  It is made up of net income and other comprehensive income.  The historical make up of net income has not changed.  Other comprehensive income includes gains or losses, which GAAP requires to be recognized in a period, but excluded from net income for that period.

(n)

Capital disclosures

In February 2007, the CICA issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital.  The new section is effective for the Company for the year beginning on November 1, 2007.  Other than the additional disclosure in note 12, the adoption of this section has had no impact on the Company’s consolidated financial statements.

(o)

Future accounting changes

i.

Inventories

In June 2007, the CICA issued Handbook Section 3031, “Inventories”.  This section requires that inventory be recorded at the lower of cost or net realizable value.  This section also clarifies that the allocation of fixed production overhead requires the consistent use of either first-in, first-out or the weighted average method to measure inventory, and requires that any previous write-downs be reversed when the value of the inventory increases.  The amount of the reversal is limited to the amount of the original write-down.  The new section is effective for years beginning on or after November 1, 2008.  The Company believes the adoption of this new section will have no additional impact on its consolidated financial statements.

ii.

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”.  This section establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  The new section is effective for years beginning on or after November 1, 2008.  The Company believes the adoption of this new section will have no additional impact on its consolidated financial statements.

iii.

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period.  In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP.  The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The transition date of November 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended October 31, 2010.  While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

iv.

Going concern

In June 2007, the CICA amended Handbook Section 1400, “General Standards of Financial Statement Presentation”, which requires management to make an assessment of a company’s ability to continue as a going-concern.  When financial statements are not prepared on a going-concern basis that fact shall be disclosed together with the basis on which the financial statements are prepared and the reason why the company is not considered a going-concern.  The new section is effective for the Company on November 1, 2008.  The Company believes the adoption of this new section will have no additional impact on its consolidated financial statements.

3.

FIXED ASSETS

	2008			2007
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 127,842	$ 83,433	$ 44,409	$ 119,537	$ 66,110	$ 53,427
Office equipment	101,048	24,570	76,478	36,886	18,909	17,977
Leasehold Improvements	82,900	4,876	78,024	-	-	-
	$ 311,790	$ 112,879	$198,911	$ 156,423	$ 85,019	$ 71,404

4.

INVESTMENTS

	2008	2007
International Tower Hill Mines Ltd.	$ 7,024,670	$ 10,000,000
Trevali Resources Corp.	800,000	100,000
	$ 7,824,670	$ 10,100,000

(a)

During fiscal 2006, the Company acquired 4,000,000 common shares of International Tower Hill Mines Ltd. (TSXV: “ITH”), plus common share purchase warrants to purchase up to an additional 2,000,000 common shares at a price of $1.00 until August 4, 2008, at an average gross cost of $2,240,000.  As a result of this acquisition, the Company held approximately 13.32% of the issued and outstanding common shares of ITH as at August 4, 2006.  Assuming the exercise of the 2,000,000 warrants, the Company would then hold approximately 18.74% of the then issued common shares of ITH (assuming no other warrant or option exercises).  ITH is considered to be a related party as a result of common officer and director relationships (note 7).

During the year ended October 31, 2007, the Company sold 1,000,000 shares of ITH for net proceeds of $2,378,236 resulting in a gain on sale of $1,818,236.

During the year ended October 31, 2008, the Company sold 249,700 shares of ITH for net proceeds of $418,610 resulting in a gain on sale of $258,920, and purchased 2,094,300 shares at an average cost of $2,124,666 (of which 2,000,000 were acquired through the exercise of the 2,000,000 share purchase warrants held by the Company).

At October 31, 2008, the quoted market value of ITH common shares was $1.45 (2007 - $2.40) per share, or a total market value for the Company’s shares of $7,024,670 (2007 - $7,200,000). The intrinsic (in the money) value of the 2,000,000 share purchase warrants was $1.40 per warrant at October 31, 2007, or $2,800,000 for a total fair value at October 31, 2007 of $10,000,000.  The 2,000,000 share purchase warrants were exercised in the fourth quarter of fiscal 2008.  Fair value adjustments for the year ended October 31, 2008 amounted to unrealized losses of $2,482,697 on the shares, net of tax, and unrealized gains of $1,800,000 on the warrants (2007 - $331,500 and $260,000) recorded as other comprehensive income and other income, respectively.  The Company held 4,844,600 shares, or 14.3% of the ITH issued and outstanding common shares as of October 31, 2008.

(b)

On April 24, 2007, the Company acquired 1,000,000 shares of Trevali Resources Corp. (“Trevali”), a related party (note 7), at a gross cost of $100,000.  As there was no quoted market value for the shares of Trevali as at October 31, 2007, the Company considered its cost to be a reasonable estimate of fair value as of that date.  Trevali commenced trading on the Canadian National Stock Exchange (“CNSX” formerly “CNQ”) effective December 21, 2007.  At October 31, 2008, the quoted market value of the Trevali common shares was $0.80 per share, or a total market value for the Company’s shares of $800,000.  Fair value adjustments for the year ended October 31, 2008 amounted to unrealized gains of $595,000, net of tax, recorded as other comprehensive income.  The Company held 2.9% of the issued and outstanding common shares of Trevali as of October 31, 2008.

5.

RESOURCE PROPERTIES

The Company’s capitalized acquisition and exploration expenditures on its resource properties are as follows:

	Mexico			Argentina	Peru				Other Areas	Total
	Baja	Other	Total		Pampa de Pongo	Iron Sands/ Marcona	Other	Total

Balance, October 31, 2006	$ 5,277,115	$ 355,565	$ 5,632,680	$ 3,543,814	$ 2,566,830	$ 6,091,608	$845,384	$ 9,503,822	$ -	$ 18,680,316

Acquisition costs	131,602	68,085	199,687	1,044,239	115,300	108,770	456,302	680,372	-	1,924,298
									-
Deferred exploration costs:									-
Camp	61,336	15,646	76,982	1,233,705	-	455,719	158,580	614,299	-	1,924,986
Drilling and analysis	21,567	6,085	27,652	529,306	-	60,397	30,328	90,725	-	647,683
Personnel and geology	85,700	41,271	126,971	489,134	1,069	231,617	61,728	294,414	-	910,519
	168,603	63,002	231,605	2,252,145	1,069	747,733	250,636	999,438	-	3,483,188
									-
Total expenditures for the year	300,205	131,087	431,292	3,296,384	116,369	856,503	706,938	1,679,810	-	5,407,486
Total before write-offs	5,577,320	486,652	6,063,972	6,840,198	2,683,199	6,948,111	1,552,322	11,183,632	-	24,087,802
Write-offs	-	(361,698)	(361,698)	(331,865)	-	(1,890,172)	(954,731)	(2,844,903)	-	(3,538,466)
Balance, October 31, 2007	5,577,320	124,954	5,702,274	6,508,333	2,683,199	5,057,939	597,592	8,338,729	-	20,549,336

Acquisition costs	1,181,790	173,795	1,355,585	282,238	327,690	330,433	75,973	734,096	795,000	3,166,919

Deferred exploration costs:									-
Camp	135,063	49,390	184,453	253,374	342,267	1,322,888	26,052	1,691,207	20,854	2,149,888
Drilling and analysis	32,902	163,713	196,615	331,205	9,761	111,194	-	120,955	-	648,775
Personnel and geology	137,834	66,487	204,321	739,598	329,788	249,166	2,580	581,534	-	1,525,453
	305,799	279,590	585,389	1,324,177	681,816	1,683,248	28,632	2,393,696	20,854	4,324,116

Total expenditures for the year	1,487,589	453,385	1,940,974	1,606,415	1,009,506	2,013,681	104,605	3,127,792	815,854	7,491,035
Total before write-offs	7,064,909	578,339	7,643,247	8,114,748	3,692,705	7,071,620	702,197	11,466,521	815,854	28,040,371
Write-offs	-	(208,224)	(208,224)	(4,798,815)	-	-	(359,086)	(359,086)	-	(5,366,125)
Balance, October 31, 2008	$ 7,064,909	$ 370,115	$ 7,435,024	$ 3,315,933	$ 3,692,705	$ 7,071,620	$343,111	$ 11,107,435	$ 815,854	$ 22,674,246

(a)

Mexico

The properties in Mexico consist of the following:

i.

Sirena Project, Baja California State, Mexico

Pursuant to an agreement dated December 12, 2001 between the Company and a private Mexican company, the Company acquired a 100% interest in six mineral concessions located in Baja California State, Mexico, in consideration of the issuance of an aggregate of 400,000 common shares of the Company (issued).  Some of these concessions form part of the Baja IOCG Project (see note 5(a)(v)).  The Company does not presently plan to carry out any work programs on the balance of the properties during the fiscal year ending October 31, 2009.

ii.

Acquisition of MMC

Pursuant to an agreement dated September 9, 2002 between the Company and two Mexican individuals, the Company acquired a 100% interest in MMC, a private Mexican corporation that owned 8,055 hectares of mineral concessions situated in Baja California State, Mexico, in consideration of aggregate payments of USD 75,000 (paid) and the issuance of an aggregate of 225,000 common shares of the Company (issued).

In addition to the above concessions, pursuant to an agreement made November 3, 2003, between MMC and a Mexican individual, MMC acquired a 100% interest in three mineral concessions covering 30 hectares upon payment of USD 45,000 (paid).

During 2006, the Company wrote off $117,008 relating to the Ludavina concessions, which were held by MMC at the time of its acquisition by the Company.

iii.

Coahuila Copper Data Acquisition, Coahuila de Zaragoza State, Mexico

Pursuant to an acquisition agreement dated August 22, 2003 between the Company and two individuals, the Company obtained copies of and non-exclusive rights to use and retain certain property data and other information pertaining to copper prospects in Coahuila de Zaragoza State, Mexico, in consideration of the issuance of an aggregate of 20,000 common shares (issued).

iv.

Crockite IOCG Data Acquisition, Baja California State, Mexico

Pursuant to an agreement dated October 27, 2003 between the Company, an individual and a private B.C. company, the Company acquired all right, title and interest to certain geological information, data and materials with respect to the potential for, and occurrences of, iron oxide copper gold (“IOCG”) type deposits in Baja California State, Mexico, in consideration of the issuance of an aggregate of 200,000 common shares, as follows:

-

100,000 common shares on January 20, 2004 (issued); and

-

100,000 common shares on or before the day that is ten business days from the earliest of the following to occur (issued April 19, 2006):

-

Anglo American Mexico S.A. de C.V. (“Anglo”) having earned an interest in certain mineral concessions situated in Baja California State in accordance with and pursuant to the agreement between Anglo and the Company (the “Anglo Agreement” as described in note 5(a)(v));

-

The Company having been advised by Anglo that Anglo has incurred aggregate exploration expenditures (as defined in the Anglo Agreement) of not less than USD 2,000,000; and

-

If the Anglo Agreement is terminated prior to Anglo having incurred USD 2,000,000 in exploration expenditures, then, upon Anglo, the Company or any third party that subsequently enters into an agreement with the Company to earn an interest in the Company’s IOCG properties in Baja California State collectively having incurred Exploration Expenditures of not less than USD 2,000,000.

v.

Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by agreements dated November 26, 2003 and June 30, 2005) between the Company and Anglo (the “Anglo Agreement”), Anglo agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size.  Anglo could earn a 70% interest in the mineral concession(s) so acquired, as well as in certain mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (incurred);

-

USD 800,000 on or before December 1, 2004 (incurred);

-

USD 1,200,000 on or before December 1, 2005 (incurred); and

-

USD 3,700,000 on or before December 1, 2006 (see below).

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture would be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party can be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profit interest.

Pursuant to an amending agreement dated June 30, 2005 between the Company and Anglo, the Company assumed operation of the project. Under the terms of the amending agreement, the Company was required to incur exploration expenditures of not less than USD 500,000 within a 12-month period and, upon doing so, earned an additional 10% interest, thereby increasing its retained interest in the project to 40% upon the exercise by Anglo of its option.  Upon having incurred the required USD 500,000 in exploration expenditures, the Company could either elect to terminate its expenditure period by delivering a resumption notice to Anglo, or to elect to remain as operator and continue to incur exploration expenditures. If the Company elected to continue incurring exploration expenditures following the USD 500,000 having been incurred, it would earn an additional one-tenth of one percent (0.1%) interest for each additional USD 10,000 of exploration expenditures incurred.  If the Company elected to continue incurring exploration expenditures, at such time as it has incurred an aggregate of USD 1,400,000 (and has thereby increased its retained interest to 49% upon the exercise by Anglo of its option), it was required to deliver an election request notice to Anglo.  Upon receipt by Anglo of a resumption notice or an election request notice, Anglo was required to (unless it otherwise so elected) immediately resume incurring aggregate exploration expenditures of USD 3,700,000 in order to earn its interest in the project (which will range from 60% to 51%, depending upon the amount of exploration expenditures incurred by the Company prior to the delivery of a resumption notice) with the original exploration expenditure dates extended to take into account the time the Company acted as operator.  If the Company delivered a resumption notice, or if the Company delivered an election request notice and Anglo elected to continue incurring exploration expenditures, and thereafter Anglo fails to maintain its option in good standing, the Company could terminate the agreement.  If the Company delivered an election request notice and Anglo did not elect to resume incurring exploration expenditures, the agreement would be automatically terminated. In either case, in the event of termination, the Company would retain its 100% interest in the project, with Anglo having no residual interest therein.

Effective May 30, 2006, Anglo elected to terminate the Anglo Agreement and thereby forfeited any interest in, or rights to earn any interest in, the mineral concessions that were the subject of that agreement.  Accordingly, the Company is now the owner of a 100% interest in the concessions comprising the Baja IOCG Project.  The Company is presently seeking a joint venture partner for the property, but may elect to carry out a further work program on its own if it is unsuccessful in doing so.

On May 20, 2004, Western Telluric Resources Inc. (“WTR”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action (the “Action”) in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The relief claimed against the Company is the setting aside of an agreement dated December 12, 2001 between the Company and Minera regarding the acquisition of mineral concessions.  The Company filed a Statement of Defence, in which it denied any liability, as well as a counterclaim (the “Counterclaim”) against the Plaintiffs.  Pursuant to an agreement dated October 17, 2007 (“Settlement Agreement”) among the Plaintiffs, the Company and all other parties to the various actions, all actions (including the Action and the Counterclaim) have been settled. As its part of the settlement, the Company has agreed to issue an aggregate of 500,000 shares to WTR and to grant to WTR a 1.5% net smelter return (“NSR”) royalty over its existing and future acquired Baja California properties, of which the Company can acquire one-half (0.75%) for the price of $2,000,000.  Fulfillment by the Company of its obligations under the Settlement Agreement was subject to the acceptance for filing thereof by the Toronto Stock Exchange (“TSX”) (received on November 20, 2007) and American Stock Exchange (“AMEX”) (received on November 13, 2007).  Effective May 23, 2008, the transaction closed and the 500,000 shares were released to WTR.

vi.

Franco Project, San Luis Potosi State, Mexico

Pursuant to an agreement dated August 29, 2003, as accepted on September 3, 2003, and amended by agreements dated October 1, 2004 and September 13, 2005, between the Company and a private Mexican company, the Company can acquire a 100% interest (subject to a 2% NSR retained by the vendor) in the Franco Project, San Luis Potosi State, Mexico, upon completion of the following:

Payments aggregating USD 1,145,000, as follows:

-

USD 15,000 on or before September 18, 2003 (paid);

-

USD 20,000 on or before March 24, 2004 (paid);

-

USD 30,000 on or before January 13, 2005 (paid);

-

USD 30,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 100,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 150,000 on or before October 3, 2007 (see below); and

-

USD 800,000 on or before October 3, 2008 (see below).

Exploration expenditures on the property aggregating USD 1,050,000, as follows:

-

USD 50,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 200,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 300,000 on or before October 3, 2007 (see below); and

-

USD 500,000 on or before October 3, 2008 (see below).

If the Company terminates the agreement before incurring USD 250,000 of exploration expenditures, then the Company is required to pay to the vendor the difference between USD 250,000 and the amount of exploration expenditures actually incurred.  The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 2,000,000.

On November 5, 2003, the Company optioned the property to a public B.C. company (the “Optionee”) whereby the Optionee could acquire a 50% interest by paying the Company the sum of USD 50,000, making the underlying USD 20,000 and USD 60,000 payments and incurring cumulative exploration expenditures of USD 250,000.  On November 2, 2004, the Optionee returned the property to the Company and all funds advanced by the Optionee to the Company (which was the operator) to incur exploration expenditures were returned to the Optionee.

On November 18, 2005, as a result of the inability of the Company to obtain safe and unrestricted access to the Franco property in order to carry out exploration work, the Company declared an event of force majeure, effective as and from September 19, 2005, thereby suspending all ongoing obligations to make payments to the vendor or to incur any exploration expenditures.  The Company is attempting to resolve the issues giving rise to the force majeure but has, as of October 31, 2008, been unable to do so.

During the year ended October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $361,698.

vii.

Corrales Property, Chihuahua State, Mexico

The Corrales property consists of one exploitation concession (100 hectares) located in the Municipality of Lopez, Chihuahua State, plus an additional 8,400-hectare exploration concession held 100% by the Company.

Pursuant to an agreement dated October 23, 2007 between the Company and three Mexican individuals, the Company has been granted a five-year lease of the concession, with the right to purchase a 100% interest by making aggregate payments of USD 657,000 over five years to October 23, 2012, as follows:

-

USD 24,000 on execution (paid);

-

USD 18,000 on or before January 23, 2008 (paid);

-

USD 15,000 on or before October 23, 2008 (paid);

-

USD 60,000 on or before October 23, 2009;

-

USD 90,000 on or before October 23, 2010;

-

USD 100,000 on or before October 23, 2011; and

-

USD 350,000 on or before October 23, 2012.

The Company has granted to a public company the option to acquire up to a 70% interest in the Corrales property (see note 5(a)(x)).

viii

Santa Teresa Property, Coahuila State

The Santa Teresa property consists of 8,715 hectares of exploration concessions held 100% by the Company.

The Company has granted to a public company the option to acquire up to a 70% interest in the Santa Teresa property (see note 5(a)(x)).

ix.

Calera Property, Chihuahua State

The Calera property consists of 425 hectares of exploration concessions held by the Company under option from third parties plus an additional 9,700 hectares of exploration concessions held 100% by the Company.

The option agreements with third parties require the following payments in order for the Company to acquire a 100% interest:

-

270 hectares – aggregate payments of USD 785,000 over 5 years to June 3, 2013 (USD 50,000 paid to date);

-

130 hectares – aggregate payments of USD 1,350,000 over 3 years to May 9, 2011 (USD 75,000 paid to date); and

-

25 hectares – aggregate payments of USD 1,310,000 over 5 years to June 3, 2013 (USD 7,000 paid to date).

Based on the difficulty of accessing the property in order to carry on exploration activities, the Company has terminated the option agreements.  Accordingly, the Company wrote down its investment in this property by $208,224 at October 31, 2008.

x.

Ethos Capital Corp. Option/Joint Venture, Mexico

The Company has signed a letter of intent dated June 12, 2008, as amended October 9, 2008, (“LOI”) with Ethos Capital Corp. (“Ethos”), a capital pool company listed on the TSX Venture Exchange (“TSXV”), pursuant to which Ethos has been granted an option to earn an interest in the Company’s Santa Teresa and Corrales Silver-Lead-Zinc projects in Mexico (notes 5(a)(vii) and (viii)).

Pursuant to the LOI, Ethos has an exclusive option to earn an undivided 70% interest in the Corrales and Santa Teresa properties by:

(a)

Paying to the Company the sum of $500,000, as follows:

(i)

$100,000 by the day (the “Acceptance Date”), which is five days after the LOI is accepted for filing by the TSXV;

(ii)

an additional $150,000 by the day, which is one year after the Acceptance Date;

(iii)

an additional $250,000 by the day, which is two years after the Acceptance Date;

(b)

Delivering to the Company 1,434,000 Ethos common shares, as follows:

(i)

100,000 shares on the Acceptance Date;

(ii)

266,800 shares by the day, which is one year after the Acceptance Date;

(iii)

an additional 466,900 shares by the day, which is two years after the Acceptance Date; and

(iv)

an additional 600,300 shares by the day, which is three years after the Acceptance Date; and

(c)

Maintaining the properties (including making all required payments pursuant to the underlying option agreements) in good standing during the option period.

Following the exercise of the option by Ethos, the Mexican subsidiaries of Ethos and the Company will enter into a joint venture, with each party being responsible for its ongoing share of further expenditures.  If the interest of a participant is diluted to 10% or less, the interest of that participant will be converted to a 10% net profits interest royalty.

The option to Ethos is subject to the acceptance for filing of the LOI by the TSXV on behalf of Ethos, including fulfillment of the requirements for the completion of a qualifying transaction by Ethos under applicable TSXV policies.

(b)

Argentina

i.

Olaroz Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

Olaroz Chico and Tola Concessions, Jujuy Province, Argentina

Pursuant to an agreement dated May 8, 2002 (as amended on August 8, 2002) between the Company and two Argentinean individuals, the Company had the right to earn a 100% interest (subject to a 2% NSR payable to the vendors) in two concessions upon making an aggregate of USD 475,000 in payments.  During the fiscal year ended October 31, 2004, the Olaroz Chico and Tola Concessions were abandoned and $97,370 in associated acquisition and exploration costs were written off.  During the year ended October 31, 2006, the balance of the property costs of $155,015 were written off.

ii.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina, by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and

-

100,000 common shares on or before October 18, 2006 (issued).

Two of these concessions form part of the Olaroz Silver Project (note 5(b)(i)) and, during the fiscal year ended October 31, 2004, these two concessions were written down by $4,381,701 to a nominal value of $1.  The third concession forms part of the Chingolo Silver Project.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina, in consideration of 100,000 common shares (issued) to such individual.

The Company considers the Chingolo Silver Project to be an active property although the Company is presently seeking a joint venture partner and no work by the Company is planned for the fiscal year ending October 31, 2009.  During the year ended October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $5,600.

iii.

Cerro Atajo Project, Catamarca Province, Argentina

In order to acquire an interest in the Cerro Atajo Project, consisting of 17 mineral concessions in Catamarca Province, Argentina, the Company entered into two agreements involving Sociedad Minera Catamarquena de Economia Mixta (“Somicadem”), a governmental corporation owned as to 51% by the Province of Catamarca and 49% by two private Argentinean companies (the “Shareholders”).  Somicadem is the holder of the Cerro Atajo property.  The first of these agreements was with respect to the acquisition by the Company of  the interest of the Shareholders in Somicadem and the second was with respect to the acquisition by the Company from Somicadem of the rights to explore and exploit the property itself.

Pursuant to the first agreement, dated August 24, 2004 (as amended by an agreement dated December 10, 2004), among the Company and the Shareholders, the Company had the option to acquire the 49% of the issued capital stock of Somicadem from the Shareholders, together with all of the interest of the Shareholders in their existing exploration, exploitation and Mining Lease Agreements dated September 10, and 13, 1991 (collectively, the “Existing Lease”) with Somicadem relating to the Cerro Atajo property.  In order to exercise the option, the Company was required to pay the Shareholders an aggregate of USD 11,650,000, and issue 1,750,000 common shares to the Shareholders, as follows:

Payments

-

USD 300,000 upon the Company having completed its due diligence (as provided for below) following the Company having entered into a satisfactory amendment to the Existing Lease (which occurred, and the payment was made, on January 12, 2005);

-

USD 350,000 on or before January 12, 2006 (paid);

-

USD 1,000,000 on or before January 12, 2007 (see below);

-

USD 2,000,000 on or before January 12, 2008 (see below);

-

USD 3,000,000 on or before January 12, 2009 (see below); and

-

USD 5,000,000 on or before January 12, 2010 (see below).

Share Issuances

-

100,000 common shares on or before January 12, 2006 (issued);

-

150,000 common shares on or before January 12, 2007 (see below);

-

500,000 common shares on or before January 12, 2008 (see below); and

-

1,000,000 common shares on or before January 12, 2009 (see below).

At the election of the Company, it could settle the obligation to issue some or all of the foregoing common shares by making payments to the Shareholders equal to USD 5 per share (up to USD 8,750,000 in total).

Pursuant to the second agreement, which was a modification agreement dated January 12, 2005 among the Shareholders, Somicadem and the Company to amend the Existing Lease, the Company had the right to carry out prospecting, exploration, development and exploitation activities at Cerro Atajo, and the option to enter into a 40-year mining lease.  In order to maintain the exploration rights and option to enter into a mining lease in good standing, the Company was required to complete the following:

Payments to the Province of Catamarca aggregating USD 550,000, as follows:

-

USD 50,000 on execution of the modification agreement (paid);

-

USD 100,000 on or before January 12, 2007 (see below);

-

USD 100,000 on or before January 12, 2008 (see below);

-

USD 100,000 on or before January 12, 2009 (see below);

-

USD 100,000 on or before January 12, 2010 (see below); and

-

USD 100,000 on or before January 12, 2011 (see below).

Exploration expenditures of not less than USD 1,525,000 on or before January 12, 2011 (to be incurred in carrying out a prescribed program of work).

If the Company exercised the mining lease option (which must be exercised on or before March 12, 2011), it would be required to make aggregate payments of USD 27,000,000 to the Province of Catamarca, as follows:

-

USD 10,000,000 following a production decision and prior to the commencement of production; and

-

USD 17,000,000 during the first two years of production.

In addition, the Company would be required to pay to the Province of Catamarca a royalty consisting of 15% of the net profits realized by the Company from the exploitation of the property.

During the year ended October 31, 2006, the Cerro Atajo Project was abandoned and $1,137,656 in associated acquisition and exploration costs was written off.

iv.

Cerro Juncal Property, Salta Province, Argentina

Pursuant to an agreement dated November 12, 2004 between the Company and a private Argentinean company, the Company had the right to acquire a 100% interest, subject to a 0.5% NSR to the vendor, in two mineral concessions (approximately 2,600 hectares) in Salta Province, Argentina, in consideration of payment to the vendor of USD 2,000,000 on or before the date that is three years after the Company commences exploration on the property.  Prior to the exercise of the purchase option, the Company was required to pay the vendor an aggregate of USD 360,000 in order to keep the purchase option in good standing, as follows:

-

USD 25,000 on signing (paid);

-

USD 60,000 on or before November 12, 2005 (paid);

-

USD 50,000 on or before May 12, 2006 (paid);

-

USD 75,000 on or before November 12, 2006 (see below); and

-

USD 150,000 on or before May 12, 2007 (see below).

If the Company exercised the option to purchase the property prior to May 12, 2007, the requirement to make any remaining option payments outlined above ceased.  Commencing with the fifth year after execution of the agreement if, in such year or any subsequent year prior to the exercise of the purchase option, the vendor has not received at least USD 100,000 pursuant to the NSR in such year, the Company is required to pay to the vendor the difference between USD 100,000 and the amount received by the vendor pursuant to the NSR.  The Company had the option to purchase the 0.5% NSR at any time for the sum of USD 1,000,000.

As a result of the status of ongoing negotiations concerning the property, the Company did not make the November 12, 2006 payment.  As a consequence, the property was returned to the vendor and, accordingly, $394,172 was written off as at October 31, 2006.

v.

Huachi Property, Argentina

Pursuant to an agreement dated June 13, 2005 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 30 mining concessions referred to as the Huachi Property in the Province of San Juan, Argentina.  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 5,500,000, as follows:

-

USD 70,000 on June 13, 2005 (paid);

-

USD 70,000 on or before April 13, 2006 (paid);

-

USD 200,000 on or before June 13, 2007 (paid);

-

USD 600,000 on or before April 13, 2008 (renegotiated to USD110,000, which was paid);

-

USD 1,000,000 on or before June 13, 2009; and

-

USD 3,560,000 on or before June 13, 2010.

Exploration expenditures of USD 2,000,000, as follows:

-

USD 750,000 on or before December 13, 2007 (incurred); and

-

USD 1,250,000 on or before June 13, 2010.

Pursuant to an agreement dated November 30, 2006 between the Company and an Argentinean individual, the Company can acquire a 50% interest in one mining concession (mina) adjacent to the 30 Huachi concessions noted above.  In order to maintain the option in good standing, to be permitted to carry out exploration activities prior to such exercise, and to exercise the option, the Company is required to make aggregate payments of USD 965,000 to the vendor, as follows:

-

USD 5,000 on signing (paid);

-

USD 10,000 on November 30, 2007 (subsequently paid);

-

USD 50,000 on November 30, 2008 (pending);

-

USD 150,000 on November 30, 2009;

-

USD 250,000 on November 30, 2010; and

-

USD 500,000 on November 30, 2011.

The Company is currently seeking a joint venture partner for the Huachi property, and does not presently plan to carry out any further work.

vi.

Sediment Hosted Vein (SHV) Project, northwestern Argentina

The SHV project is an exploration program based on a specific geological model, and involves an initial reconnaissance program, followed by the acquisition of properties believed to be prospective for this type of deposit.  During the year ended October 31, 2006, the Company acquired interests in, or the right to acquire an interest in, 11 separate properties that, together, make up the Company’s SHV Project.  Additional properties may be acquired, as reconnaissance and property evaluation is ongoing.

Pursuant to an agreement made and entered into effective September 1, 2007, the Company and Newmont Ventures Limited, a subsidiary of Newmont Mining Corporation, entered into exploration alliance.  The Cardero/Newmont exploration alliance operates within the northern portion of Company’s Sediment SHV project area (“Alliance Area”).  The Alliance Area covers  approximately 36,000 square kilometres.  Pursuant to the alliance agreement, in Phase I Newmont and the Company will jointly fund USD 1,500,000 in exploration expenditures within the Alliance Area on or before September 1, 2010.  If the parties elect to continue after Phase I, then the Company will be responsible for incurring an additional USD 1,500,000 in Phase II expenditures in the Alliance Area.  The funding for such expenditures will come from a private placement by Newmont in the Company in that amount (at a price per unit equal to the 30 trading day closing average price of Company’s common shares at that time).  If the parties elect to continue after Phase II, then the Company will be responsible for funding an additional USD 1,500,000 in Phase III expenditures in the Alliance Area.  The funding for such expenditures will come from the exercise by Newmont of the warrants received in the Phase II private placement (which will have an exercise price of 150% of the unit subscription price in Phase II).

The Company is the manager of the Alliance, and is entitled to charge a 10% management fee.  Any properties acquired by the Alliance will be held, initially, 50:50 by the Company and Newmont, subject to dilution for failure to contribute to ongoing exploration.  As of October 31, 2008, arrangements have been made to terminate the Alliance, accordingly, the Company wrote off its investment therein resulting in a charge to operations of $267,157.  No properties were acquired on behalf of the Alliance.

Details of the existing SHV Project properties held by the Company (none of which are included within the Newmont-Cardero Alliance) are as follows:

a.

Incahuasi Property, Catamarca Province, Argentina.  The Incahuasi Property presently consists of two separate project areas – Incahuasi and San Antonio.  The Incahuasi project consists of five minas (exploitation concession), four cateos (exploration concession) and one tailings concession (approximately 2,832 hectares) located in Catamarca Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with an Argentinean individual dated April 29, 2006, the Company has the option to acquire a 100% interest in four minas (two of which form part of the Incahuasi project area and two of which form part of the San Antonio project area) and one tailings concession by making aggregate payments of USD 1,410,000 over five years, as follows:

-

USD 20,000 on or before May 29, 2006 (paid);

-

USD 30,000 on or before November 29, 2006 (paid);

-

USD 60,000 on or before May 29, 2007 (paid);

-

USD 100,000 on or before May 29, 2008 (see below);

-

USD 200,000 on or before May 29, 2009;

-

USD 400,000 on or before May 29, 2010; and

-

USD 600,000 on or before May 29, 2011.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 500,000.

Pursuant to an agreement dated April 29, 2006 between the Company and the vendor of the foregoing properties, the Company and the vendor have also applied for three abandoned minas originally held by a third party in which each of the Company and the vendor will have an initial 50% interest (subject to the grant thereof by the applicable mining tribunal).  The Company will acquire the 50% interest of the vendor in such minas upon the exercise of the option with respect to the vendor’s properties as set out above.  The Company has the right to acquire the vendor’s 50% interest by making aggregate payments of USD 1,410,000 over five years, as follows:

-

USD 20,000 on or before September 19, 2006 (paid);

-

USD 30,000 on or before March 29, 2007 (paid);

-

USD 60,000 on or before September 19, 2007 (paid);

-

USD 100,000 on or before September 19, 2008 (see below);

-

USD 200,000 on or before September 19, 2009;

-

USD 400,000 on or before September 19, 2010; and

-

USD 600,000 on or before September 19, 2011.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 500,000.

The San Antonio project area consists of two minas (being acquired subject to the first agreement noted above) plus two additional cateos surrounding such minas owned 100% by the Company.

Based on results received to date, the Company has terminated the foregoing option agreements and is in the process of relinquishing the two surrounding cateos (368 hectares) that are 100% owned by the Company.  Accordingly, the Company wrote off its investment in this property during the year ended October 31, 2008, resulting in a charge to operations of $1,666,725.

b.

Salar de Oro Property, Jujuy Province, Argentina.  The Salar de Oro Property consists of three project areas – Salar de Oro, Salar de Oro North and Salar de Oro East.  The Salar de Oro Project area consists of three continuous cateos and eleven minas (approximately 38,501 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated July 11, 2006 (as amended April 16, 2007 and September 5, 2007) between the Company and a private Argentinean company, the Company has the option to acquire a 100% interest (excluding surficial placer rights) in the 11 minas by making aggregate payments of USD 2,470,000 over four years to May 3, 2010, as follows:

-

USD 35,000 on April 4, 2006 (paid);

-

USD 67,500 on September 3, 2007 (paid)

-

USD 67,500 on November 4, 2007 (paid);

-

USD 300,000 on or before May 3, 2008 (see below);

-

USD 300,000 on or before May 3, 2009; and

-

USD 1,700,000 on or before May 3, 2010.

In addition to the foregoing, the Company has staked and applied for three cateos surrounding the foregoing property.

The Salar de Oro North project area consists of six minas and one cateo applied for by the Company (approximately 21,521 hectares).  The Salar de Oro East project area consists of one cateo applied for by the Company (approximately 496 hectares).

During the year ended October 31, 2008, the property was abandoned and $692,179 in associated acquisition and exploration costs was written off.

c.

Il Torno Property, Jujuy Province, Argentina.  The Il Torno Property consists of four minas (approximately 5,046 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated October 3, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest (excluding surficial placer rights to a portion of the property for four years) in the four minas for USD 3,000,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before December 3, 2010), the Company is required to make the following payments to maintain the option in good standing:

-

USD 30,000 on signing (paid);

-

USD 30,000 on or before April 3, 2007;

-

USD 50,000 on or before October 3, 2007;

-

USD 50,000 on or before April 3, 2008;

-

USD 100,000 on or before October 3, 2008;

-

USD 100,000 on or before April 3, 2009;

-

USD 100,000 on or before October 3, 2009;

-

USD 100,000 on or before April 3, 2010;

-

USD 150,000 on or before October 3, 2010; and

-

USD 200,000 on or before December 3, 2010.

The balance of the purchase price (USD 3,000,000 less any payments made as provided above) is due upon the exercise of the option.  The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 2,000,000.  The Company is required (subject to receipt of approval of the required environmental impact statement) to commence prospecting work on or before January 3, 2007, and to formulate and implement a work program on the property on or before October 3, 2007.  As of October 31, 2007, the Company abandoned the property and wrote off its remaining investment in the property in the amount of $161,008.

d.

Rinconada North Property, Jujuy Province, Argentina.  The Rinconada North Property presently consists of three cateos (approximately 7,071 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated May 2, 2006, the Company has the option to acquire a 100% interest in one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 350,000 over five years, as follows:

-

USD 7,000 on or before June 2, 2006 (paid);

-

USD 14,000 on or before November 2, 2006 (paid);

-

USD 14,000 on or before June 2, 2007 (paid);

-

USD 28,000 on or before June 2, 2008;

-

USD 56,000 on or before June 2, 2009;

-

USD 91,000 on or before June 2, 2010; and

-

USD 140,000 on or before June 2, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and four Argentinean individuals (as amended by an agreement dated May 17, 2006), the Company has the option to acquire a 100% interest in two minas and one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 500,000 over five years, as follows:

-

USD 10,000 on or before June 2, 2006 (paid);

-

USD 20,000 on or before November 2, 2006 (paid);

-

USD 20,000 on or before May 2, 2007;

-

USD 40,000 on or before May 2, 2008;

-

USD 80,000 on or before May 2, 2009;

-

USD 130,000 on or before May 2, 2010; and

-

USD 200,000 on or before May 2, 2011.

Effective April 20, 2007, the Company terminated the second agreement noted above and returned the property to the vendors.  In addition to the one mina subject to the first option agreement noted above, the Company has staked and applied for two additional cateos.  As of October 31, 2007, the Company abandoned the property and wrote off its remaining investment in the property in the amount of $165,257.

e.

Rinconada Property, Jujuy Province, Argentina.  The Rinconada Property presently consists of three minas and five cateos (approximately 23,759 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated September 19, 2006, the Company has the option to acquire a 100% interest in one mina by making aggregate payments of USD 380,000 over five years, as follows:

-

USD 18,000 on or before September 19, 2006 (paid);

-

USD 12,000 on or before February 19, 2007 (paid);

-

USD 20,000 on or before September 19, 2007 (paid);

-

USD 40,000 on or before September 19, 2008 (see below);

-

USD 70,000 on or before September 19, 2009;

-

USD 90,000 on or before September 19, 2010; and

-

USD 130,000 on or before September 19, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest in two minas for USD 940,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before September 2, 2010), the Company is required to make the following payments:

-

USD 15,000 on or before June 2, 2006 (paid);

-

USD 15,000 on or before July 2, 2006 (paid);

-

USD 15,000 on or before August 2, 2006 (paid);

-

USD 15,000 on or before November 2, 2006 (paid);

-

USD 60,000 on or before August 2, 2007 (paid);

-

USD 60,000 on or before April 2, 2008 (paid);

-

USD 60,000 on or before November 2, 2008;

-

USD 80,000 on or before November 2, 2009;

-

USD 80,000 on or before February 2, 2010; and

-

USD 600,000 on or before September 2, 2010.

In addition to the foregoing, the Company has staked and applied for five cateos adjoining the foregoing property (four of which were previously referred to as the “El Carmen” project).  This property has been abandoned and written off as of October 31, 2008 (see SHV write-down note below).

f.

Oros Mayo Property, Jujuy Province, Argentina.  The Oros Mayo Property presently consists of one cateo (approximately 4,010 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor (see SHV write-down note below).

g.

5C1 South Property, Jujuy Province, Argentina.  The 5C1 South Property presently consists of one cateo (approximately 8,778 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor. This property has been written off as of October 31, 2008 (see SHV write-down note below).

h.

Rosario Sur, Jujuy Province, Argentina.  The Rosario Sur Property presently consists of two cateos (approximately 2,603 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor. This property has been written off as of October 31, 2008 (see SHV write-down note below).

i.

Rosario Norte Property, Jujuy Province, Argentina.  The Rosario Norte Property presently consists of two cateos (approximately 8,757 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor. This property has been written off as of October 31, 2008 (see SHV write-down note below).

j.

Zenteno Property, Salta Province, Argentina.  The Zenteno Property presently consists of one mina located in Salta Province (approximately 986 hectares) acquired by the Company from an Argentinean individual for aggregate payments of USD 22,750.  This property has been abandoned and written off as of October 31, 2008 (see SHV write-down note below).

k.

Mina Azules Property, Jujuy Province, Argentina.  The Mina Azules property presently consists of two minas (360 hectares) located in Jujuy Province.  Pursuant to an agreement dated August 10, 2007 between the Company and an Argentinean individual, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,410,000 over 38 months, as follows:

-

USD 20,000 on execution (paid);

-

USD 50,000 on or before August 10, 2008 (see below);

-

USD 110,000 on or before August 10, 2009;

-

USD 230,000 on or before February 10, 2010; and

-

USD 1,000,000 on or before October 10, 2010.

The Company terminated the agreement and wrote off its investment during the year ended October 31, 2008 (see SHV write-down note below)..

l.

La Poma Property, Salta Province, Argentina.  The La Poma property presently consists of six minas (approximately 3,803 hectares) located in Salta Province.  Pursuant to an agreement dated October 1, 2007 between the Company and two Argentinean individuals, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,170,000 over five years, as follows:

-

USD 20,000 on or before October 11, 2007; (paid)

-

USD 100,000 on or before October 1, 2008 (see below);

-

USD 150,000 on or before October 1, 2009;

-

USD 200,000 on or before October 1, 2010;

-

USD 350,000 on or before October 1, 2011; and

-

USD 350,000 on or before October 1, 2012.

The Company terminated the agreement and wrote off its investment of $293,672 during the fiscal year ended October 31, 2008.

m.

Faja Eruptiva Norte, Jujuy Province, Argentina.  The Faja Eruptiva Norte Property presently consists of two cateos (approximately 10,400 hectares) located in Jujuy Province, Argentina, and acquired by the Company through staking and application therefor.  This property has been abandoned and written off as of October 31, 2008 (see SHV write-down note below).

n.

Faja Eruptiva Sur, Jujuy Province, Argentina.  The Faja Eruptiva Sur Property presently consists of two cateos (approximately 9,696 hectares) located in Jujuy Province, Argentina, and acquired by the Company through staking and application therefor. This property has been written off as of October 31, 2008 (see SHV write-down note below).

As of October 31, 2008, the Company has relinquished or abandoned, or is in the process of relinquishing or abandoning, all properties relating to its investment in the SHV Argentina Project, resulting in a charge to operations of $1,783,208 in addition to amounts shown separately above.

vii.

Other Argentinean Properties

a.

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in eight minas in Salta Province, Argentina, in consideration of the issuance of 70,000 common shares.  These common shares were issued during the fiscal year ended October 31, 2005.

The Company considers this an active project; however, no work programs are currently planned for the fiscal year ending October 31, 2009.

b.

Los Manantiales Property (formerly, “Mina Angela”), Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (paid);

-

USD 50,000 on or before April 25, 2006 (renegotiated, with $10,000 paid on April 25, 2006 and the balance of USD$40,000 paid on October, 2006);

-

USD 150,000 on or before April 25, 2007 (paid); and

-

USD 150,000 on or before April 25, 2008 (paid).

The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

Pursuant to a binding LOI dated March 12, 2007, the Company has granted to a public company the option to acquire up to a 70% interest in the property.  Pursuant to the LOI, the optionee had a period of 60 days to carry out due diligence.  The Company received a payment of USD 40,000 on the signing of the LOI, which was refundable to the optionee if it declined to proceed.  The optionee elected to proceed.  The optionee may earn an initial 60% interest in the property by incurring an aggregate of USD 3,500,000 in expenditures over four years (including making all payments required pursuant to the underlying agreement).  Upon the optionee having earned an initial 60% interest, the Company may elect to either participate at its 40% interest level, or request the optionee to fund the preparation of a bankable feasibility study within four years of such request and thereby earn an additional 10% interest in the joint venture.  Upon such request being made by the Company, the optionee may elect to fund the bankable feasibility study.  If it does so, it will earn the additional 10% interest upon completion of the bankable feasibility study.  Following the formation of the joint venture and the completion of its earn-in requirements by the optionee, each participant is responsible for funding its share of joint venture expenditures.  If it does not do so, its interest will be diluted.  Upon the interest of a participant being diluted to less than 10%, such interest will be converted to a 2% NSR.

In June 2007, the optionee elected to make all remaining payments required under the underlying agreement, and thereby permit the Company to exercise the option and acquire the property (subject to the 1% NSR royalty).  The property has been transferred to the Company.  Subsequent to the year-end, the optionee terminated the option and returned all interest in the property to the Company (see note 11(e)).

c.

Pirquitas Property, Jujuy Province, Argentina.

The Pirquitas Property consists of one cateo (approximately 4,382 hectares) near the town of Minas Pirquitas.  The property was acquired by the Company through staking and application therefor.

In January 2008, the Company reached an agreement in principle with a private Australian company, whereby the optionee may earn a 55% interest in the Pirquitas Property by incurring exploration expenditures of USD 1,000,000 over four years, of which USD 50,000 must be incurred in the first year.  Following the optionee having earned its interest, the parties will enter into a joint venture, and thereafter each party is required to contribute its proportional share of further expenditures or be diluted on a straight-line basis.  The agreement is subject to the execution of formal documentation (currently being drafted).

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and by paying Rio Tinto USD 500,000 (of which USD 50,000 has been paid) on or before January 27, 2008.  The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-

150,000 common shares on TSXV acceptance (issued);

-

100,000 common shares on or before May 28, 2004 (issued);

-

200,000 common shares on or before November 28, 2004 (issued); and

-

200,000 common shares on or before November 28, 2005 (issued).

The Company determined not to exercise the option from Rio Tinto, and terminated the underlying agreement with Rio Tinto.  In addition, the Company abandoned all but five of the concessions (3,200 hectares) held by Koripampa (which retained concessions form part of the Company’s Iron Sands project (see note 5(c)(iv)).  Accordingly, as of October 31, 2007, the Company wrote down its investment in the property by $1,890,172.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 7,970 hectares in Caraveli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years as follows:

-

USD 50,000 on or before January 27, 2005 (paid);

-

USD 50,000 on or before January 27, 2006 (paid);

-

USD 100,000 on or before January 27, 2007 (paid); and

-

USD 300,000 on or before January 27, 2008 (paid).

The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900 on or before March 12, 2004 (for back taxes on the property) (paid); and

-

USD 65,000 on or before March 12, 2004 (paid).

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued).

In January 2008, the Company gave notice to Rio Tinto that it was exercising the option, and made the final USD 300,000 payment as required to do so.  Rio Tinto transferred title to the concessions to a Peruvian subsidiary of the Company in November, 2008, subject to their continuing right of first refusal concerning any disposition of these concessions by the Company (see note 11(b)).

In the summer of 2008, the Company made applications for ten additional concessions surrounding the Rio Tinto concessions (19,900 hectares), all of which form part of the Pampa de Pongo property.

On October 24, 2008, the Company entered into an agreement with Nanjinzhao Group Co., Ltd., (“Nanjinzhao”), a private Chinese enterprise located in Zibo City, Shandong Province, PRC, whereby the Company agreed to sell the Pampa de Pongo property to Nanjinzhao for USD 200 million.  The agreement requires an initial deposit of USD 10 million, payable on or before March 17, 2009, with a final payment of USD 190 million due on or before September 17, 2009.  During the initial three-month period, Nanjinzhao will obtain the appropriate Chinese governmental consents to the transaction.  The Pampa de Pongo property will be transferred to a Peruvian subsidiary of Nanjinzhao once the USD 10 million deposit has been received.  The agreement permits Cardero to decline to proceed with the transaction at any time prior to the receipt of the final USD 190 million final payment, provided that, if such decision is made at any time after the initial USD 10 million deposit has been paid, Cardero is required to return the deposit and pay Nanjinzhao an additional USD 20 million as a break-up fee.  Upon repayment of the deposit (and break fee, if required), the Pampa de Pongo property will be retransferred to the Company.  The Company will pay a finder’s fee to an arm’s length private company in consideration of the finder introducing Cardero to Nanjinzhao and providing ongoing advice in the negotiations.

iii.

Katanga Property, Chumbirilcas Province, Peru

Pursuant to an option agreement dated October 1, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in approximately 9,560 hectares of mineral concessions in Chumbirilcas Province, Peru.

The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from a group of vendors comprised of three private Peruvian companies and two Peruvian individuals (the “Underlying Vendors”).  The private Peruvian company has the right to acquire a 100% interest in the subject concessions in consideration of aggregate payments of USD 1,900,000 over five years.  The Company can acquire a 100% interest in the concessions by assuming the obligations of the private Peruvian company to the Underlying Vendors and making aggregate payments to the private Peruvian company of USD 501,000, as follows:

-

USD 261,000 on or before the execution of the agreement (paid); and

-

USD 240,000, as to USD 10,000 on or before November 1, 2004 and as to the balance on or before the first day of each succeeding month (paid).

The Company has returned a significant portion of the underlying concessions to the Underlying Vendors and, accordingly, recognized a write-down of $248,294 during the year ended October 31, 2006.  As a consequence, the Underlying Vendors have agreed to renegotiate the USD 1,900,000 purchase price, and the Company has not been required to make further payments (including the USD 100,000 payment originally due June 30, 2006) while such renegotiations are ongoing.  The balance of the property continues to be evaluated for further exploration potential.  As of October 31, 2007, the Company wrote down its remaining investment in the property in the amount of $385,013.

iv.

Iron Sands Project, Nazca and Caravelli Provinces, Peru

The Company’s Iron Sands Project consists of approximately 32,000 hectares of unconsolidated and semi-consolidated mineral bearing sands, the rights to which are encompassed by certain of the mineral claims comprising the Carbonera and Daniella properties (note 5(c)(i)), and an additional 39 mineral claims acquired by staking at a cost of USD 77,000, in the Departments of Arequipa, (Caravelli Province) and Ica (Nazca Province), Peru.  As a result of work to date, some of the foregoing concessions have been dropped, and the property now consists of 16 concessions (12,100 hectares in four areas) owned 100% by the Company and five concessions (3,600 hectares in two areas) held under option as described below.

The Company has assumed, from a private Peruvian company, all rights and obligations under an agreement dated December 16, 2005 between a private Peruvian company and Minera Ataspacas S.A., an arm’s length private Peruvian company, whereby the private Peruvian company has the option to acquire, from Minera Ataspacas, an initial 70% interest in five mineral sand concessions (3,600 hectares total) surrounded by certain of the Company’s mineral tenures noted above.  In order to exercise the option, the Company is required to pay a total of USD 2,500,000 over five years to December 15, 2010 (with an initial payment of USD 20,000 on or before December 16, 2005 (paid)) and incur exploration expenditures of not less than USD 250,000 over the same period.  Upon the Company having acquired the 70% interest, a joint venture company will be formed with Minera Ataspacas, and each party will thereafter be required to contribute its share of ongoing expenditures or be diluted.  If either party is diluted to less than 10%, such interest will be converted to a 2% NSR royalty.  If Minera Ataspacas is reduced to the 2% NSR, the Company may purchase half the NSR (1%) for USD 2,000,000 within 24 months of the exercise of the option, and the remaining half (1%) for USD 8,000,000 within 36 months of the exercise of the option.

The Company entered into an agreement dated October 20, 2005 with the Peruvian subsidiary of a public B.C. company (the “Optionee”), whereby the Company has granted the Optionee the right to earn a 70% interest in the “hard rock” mineral rights (thereby excluding the unconsolidated and semi-consolidated mineral sands on such claims) accruing to certain of the mineral claims comprising the Iron Sands Project (plus additional claims acquired from Koripampa – note 5(c)(i)).  In order to exercise the option, the Optionee is required to incur an aggregate of USD 3,000,000 in expenditures over four years to November 18, 2009 and perform all of the obligations of the Company under the underlying agreements with respect to the Carbonera and Daniella properties (note 5(c)(i)), including making all payments and incurring all exploration expenditures required thereunder.  Upon the Optionee having earned its 70% interest, the Optionee and the Company will incorporate a new Peruvian company to hold such rights, in which the Optionee and the Company will hold a 70% and a 30% interest therein, respectively.  Each party will thereafter be required to contribute its pro rata share of future expenditures, and a party failing to contribute will have its interest in the joint venture company diluted.  At such point as a party’s interest in the joint venture company is reduced to 10%, such interest will be acquired by the joint venture company in exchange for the grant to the diluted party of a 1% NSR.  The Optionee terminated the agreement and returned its interest in the applicable concessions on April 16, 2007.

The Company is currently actively exploring this property with work programs planned for the fiscal year ending October 31, 2009.

v.

Corongo Project, Huanuco Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company has the option to acquire a 100% interest in ten mineral claims located in the Department of Ancash, Peru, covering approximately 6,400 hectares by making a payment of USD 40,000 upon signing (paid) and issuing an aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before ten days after the date of regulatory acceptance (issued);

-

100,000 shares on or before November 15, 2006 (issued); and

-

100,000 shares on or before May 15, 2008.

As of October 31, 2007, the Company wrote down its investment in the property by $569,718.

vi.

Bocana Property, Peru

Pursuant to an option agreement dated August 1, 2006, between the Company, a Peruvian individual and a private Panamanian corporation, the Company has the right to acquire a 75% interest in two mining concessions (approximately 1,795 hectares).  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 500,000, as follows:

-

USD 50,000 on signing (paid);

-

USD 100,000 on or before August 1, 2007 (paid);

-

USD 150,000 on or before August 1, 2008 (see below); and

-

USD 200,000 on or before August 1, 2009.

In addition to the foregoing, the agreement requires aggregate payments of USD 120,000 (USD 5,000 per month) to a third party (a private Florida corporation) for a period of 24 months following the execution of the agreement (all of which have been paid for the fiscal year ended October 31, 2007 and for the subsequent period up to January 2008).

Cumulative exploration expenditures of USD 1,850,000, as follows:

-

USD 350,000 on or before August 1, 2007 (postponed);

-

USD 850,000 on or before August 1, 2008 (postponed); and

-

USD 1,850,000 on or before August 1, 2009.

Upon the Company having exercised the option, the property will be transferred to a new private Peruvian company, in which the Company will have a 75% interest and the vendor will have a 25% interest.  The Company is responsible for funding 100% of the expenditures incurred by the new company (the interest of the vendor therein being “carried”).  The Company will have the option to acquire the 25% interest of the vendor in the new company for the sum of USD 2,500,000 at any time after the Company exercises the option to acquire the initial 75% interest.

The Company terminated the option agreement in the fiscal year ended October 31, 2008, and therefore wrote off costs of $357,544.

vii.

Amable Maria Property, Peru.  The Amable Maria Property consists of 37 mining concessions (approximately 29,620 hectares) located in the Provinces of Chanchamayo and Jauja, Department of Junin, Peru, and acquired by the Company through staking and application therefor.  The Company does not presently plan any work programs on the property, and is seeking a joint venture partner.

(d)

Chile

Pedernales Property, Chile.

The Pedernales Property consists of two exploitation concessions.  Pursuant to an agreement dated December 27, 2007, the Company has the right to acquire a 100% interest, subject to a 3% NSR royalty, for aggregate payments of USD 7,300,000 over five years, as follows:

-

USD 20,000 on execution (paid);

-

USD 20,000 on or before January 4, 2008 (paid);

-

USD 60,000 on or before January 27, 2008 (see below);

-

USD 200,000 on or before July 31, 2008;

-

USD 400,000 on or before July 31, 2009;

-

USD 600,000 on or before July 31, 2010;

-

USD 1,000,000 on or before July 31, 2011; and

-

USD 5,000,000 on or before July 31, 2012.

The Company can exercise the option at any time upon payment of USD 5,000,000, following which no additional payments are required.  The Company has the right to buy one-half (1.5%) of the 3% NSR royalty for a payment of USD 5,000,000.  After the exercise of the option, the Company is required to pay advance minimum royalties of USD 1,000,000 per year for the first three years, which amounts are recoupable from the production royalties.  The owner has the right to mine “non-metallic” ores.

Pedernales Property, Chile.

As at October 31, 2008, the Company terminated the option agreement and returned the property to its owner.  All costs with respect to this property have been expensed as property investigation.

(e)

United States of America

Titac Property, Minnesota

Pursuant to an option agreement dated July 1, 2008 (as amended on July 24, 2008) between the Company and an arm’s length private mineral owner, the Company has a two-year option to enter into a mining lease for an aggregate of 1,402 acres (567 hectares) of mineral rights located in sections 2 and 3 of Township 54 North and sections 34 and 35 of Township 55 North, all Range 14 West, St. Louis County, Minnesota.  The mining lease will grant a lease over any mineral substance of a metalliferous nature, including those intermingled or associated materials or substances, recovered from each ton of crude ore for the purpose of extracting iron (essentially, iron, titanium and vanadium).

Option Agreement: Requires an initial payment of USD 5,000 on execution (paid) plus an extension payment of USD 25,000 due on the first anniversary of the agreement in order to extend the option for an additional year.  There are no work commitments under the option, but the Company is required to comply with all laws and to maintain specified insurance in place during the option term.  The Company can exercise the option to enter into a mineral lease at any time prior to June 29, 2010 upon notice to that effect to the owner.

Mining Lease: The initial term of the mining lease is for a period of 20 years, provided that the lease may be extended for an additional five-year period if the Company gives notice at least 180 days prior to the end of such term, and has either paid to the owner at least USD 10,000,000 in royalties over the initial term or pays to the owner the difference between the royalties actually paid and USD 10,000,000.  In like manner, the lease can be extended for up to three additional five-year terms, provided that the appropriate notice is given and that the Company has paid to the owner at least USD 5,000,000 in royalties during the previous five-year term (or pays any deficiency in cash).

The Company considers this an active property, and plans a work program during the fiscal year ending October 31, 2009.

(f)

Other regions

Caucasian Region Joint Venture

Pursuant to a Memorandum of Understanding dated August 8, 2008 (but effective as and from April 25, 2008) between the Company and International Minerals and Mines Ltd., a private Gibraltar company headquartered in London (“IMM”), the Company has the right to acquire up to a 30% interest in IMM Gold Limited (“IMMG”), a subsidiary of IMM, which is presently engaged in reconnaissance exploration programs in the Caucasian Region.  The Company is the manager of the exploration programs, but no properties have yet been acquired by IMMG.  A director of Cardero is a director and significant shareholder of a private company, which is the major shareholder (67%) of IMM (see note 7).

The Company may acquire an initial 15% interest in IMMG by issuing to IMM up to 750,000 common shares, as follows:

-

an initial 500,000 common shares upon acceptance for filing of the transaction by the (TSX) (received September 24, 2008) and the NYSE-A (received November 21, 2008).  The shares were issued on November 24, 2008 valued at $795,000 (note 11(c)) and the Company received 123,530 ordinary shares of IMMG, representing a 15% interest.

-

if, on November 24, 2009, the volume weighted average trading price for the Company’s common shares on the TSX for the five trading days immediately prior to such date (“Final VWAP”) is less than $1.83, the Company is required to issue to IMM such number of additional common shares of the Compaby (up to a maximum of 250,000 additional shares) as is equal to the difference between the $1.83 and the Final VWAP, multiplied by 500,000 and divided by the Final VWAP.

The Company has the option to acquire an additional 15% of IMMG by issuing an additional 1,000,000 shares to IMM on or before December 31, 2009.

(g)

Title and environmental

Although the Company has taken steps to verify the title to mineral properties in which it has or had a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.  Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing.  The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.  If the restrictions adversely affect the scope of exploration and development on the mineral properties, the potential for production on the property may be diminished or negated.

(h)

Asset retirement obligations

The Company is not aware of any AROs as of October 31, 2008, 2007 and 2006.

6.

CAPITAL STOCK

(a)

Authorized

An unlimited number of common shares without par value.

(b)

Private placements

On January 12, 2007, the Company closed a non-brokered private placement of 1,500,000 units and on January 23, 2007 the Company closed a brokered private placement of 2,200,000 units.  In each placement the units were sold at $1.50 per unit, and a unit consisted of one common share and one-half of one warrant, with one whole warrant being exercisable to purchase an additional common share at a price of $2.00 for a period of 18 months.  The net proceeds from the private placements totalled $5,268,170.  The Company issued 89,000 units valued at $1.50 per unit to the agent in the brokered placement.  The Company also granted 176,000 compensation options to the agent in the brokered private placement entitling the agent to purchase 176,000 common shares at a price of $1.75 for a period of 18 months.  The Company paid finders’ or agents’ fees of $116,333 and $134,620 for the non-brokered and brokered financings, respectively, together with legal costs of $30,877.  Non-cash costs totalled $254,580 comprised of $133,500 in agent compensation shares and $121,080 in stock-based compensation related to the warrants and compensation options.

On February 29, 2008, the Company closed a brokered private placement of 5,150,000 units and a non-brokered private placement of 2,351,000 units.  In each placement, the units were sold at $1.10 per unit, and each unit consisted of one common share and one-half of one warrant, with one whole warrant being exercisable to purchase an additional common share at a price of $1.50 until March 1, 2010.  The net proceeds from the private placements totalled $7,384,933.  The Company paid a cash commission of $735,088 (8%), and issued 50,000 units (valued at $1.10 per unit) as a corporate finance fee, to the agent in the brokered placement, together with a reimbursement of the agent’s legal costs of $127,601.  The Company also issued 515,000 agent’s warrants to the agent in the brokered financing and issued 235,100 finder’s warrants to various finders in the non-brokered financing.  Each agent’s or finders’ warrant is exercisable to acquire one common share until March 1, 2010 at a price of $1.35, while the remaining 25,000 warrants issued to the agent as part of the corporate finance fee are exercisable at a price of $1.50. Stock-based compensation relating to agent’s and finder’s warrants totalled $320,634.

(c)

Share purchase warrants

The following common share purchase warrants entitle the holders thereof the right to purchase one common share for each warrant.  Warrants transactions are as follows:

	2008		2007
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding, beginning of year	1,894,500	$2.00	-	-
Exercised	(1,411,908)	$1.97	-	-
Expired	(612,592)	$2.00	-	-
Issued	4,525,600	$1.47	1,894,500	$2.00
Warrants outstanding, end of year	4,395,600	$1.47	1,894,500	$2.00

Details of warrants outstanding are as follows:

	2008		2007
	Number of Warrants	Exercise Price	Number of Warrants	Exercise Price
July 12, 2008	-	-	750,000	$2.00
July 23, 2008	-	-	1,144,500	$2.00
March 1, 2010	3,645,500	$1.50	-	-
March 1, 2010	750,100	$1.35	-	-
Warrants outstanding, end of year	4,395,600		1,894,500

(d)

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants to purchase common shares, provided that the aggregate number of shares subject to such options may not exceed 10% of the common shares outstanding at the time of any grant (not including agent or broker options).  The exercise price of each option is required to be set at the higher of the closing price of the Company’s common shares on the trading day prior to the date of grant and the five day volume-weighted average trading price for the five trading days prior to the date of grant (without any discounts).  The option term and vesting period is determined by the board of directors within regulatory guidelines (the maximum term is ten years).  All options are granted at fair value.

A summary of the status of the stock option plan as of October 31, 2008 and 2007 and changes during the years ended on those dates is presented below:

	2008		2007
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	4,906,000	$2.02	4,150,800	$ 2.51
Expired and cancelled	(1,920,000)	$(2.80)	(1,680,800)	$(3.80)
Exercised	(998,500)	$(1.84)	(190,000)	$(1.73)
Granted	3,700,000	$2.01	2,626,000	$ 1.90
Options outstanding, end of year	5,687,500	$1.93	4,906,000	$ 2.02

Stock options outstanding are as follows:

	2008			2007
Expiry Date	Exercise Price	Number of Options	Exercisable at Year End	Exercise Price	Number of Options	Exercisable at Year End
May 2, 2008	$ 2.80	-	-	$ 2.80	950,000	950,000
July 23, 2008	$ 1.75	-	-	$ 1.75	176,000	176,000
August 4, 2008	$ 1.95	-	-	$ 1.95	1,275,000	1,275,000
October 12, 2008	$ 1.70	-	-	$ 1.70	300,000	300,000
November 30, 2008*	$ 2.00	412,500	412,500	$ 2.00	600,000	600,000
December 20, 2008*	$ 1.70	225,000	225,000	$ 1.70	255,000	255,000
April 11, 2009	$ 3.28	100,000	100,000	$ 3.28	100,000	100,000
September 7, 2009	$ 1.47	900,000	900,000	$ 1.47	900,000	900,000
October 3, 2009	$ 1.91	350,000	350,000	$ 1.91	350,000	350,000
January 16, 2010	$ 1.50	500,000	500,000	$ -	-	-
July 21, 2010	$ 2.04	2,000,000	2,000,000	$ -	-	-
August 8, 2010	$ 2.18	1,200,000	1,200,000
		5,687,500	5,687,500		4,906,000	4,906,000

*These options expired unexercised subsequent to the year ended October 31, 2008.

The Company uses the fair value method for determining stock-based compensation for all options granted during the fiscal years.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions:

	2008	2007	2006

Expected life (years)	2.0	1.97	2.0
Interest rate	3.01%	4.06%	4.33%
Volatility (average)	88.37%	65.03%	60.96%
Dividend yield	0.00%	0.00%	0.00%

Stock-based compensation charges for the year ended October 31, 2008 totalled $3,789,920 (2007 - $1,845,480), of which $1,241,469 (2007 - $1,519,898) was allocated to salary expenses, $186,915 (2007 - $147,438) was allocated to investor relations expense, $2,361,536 (2007 - $178,144) was allocated to consulting expense and a further $320,634 (2007 - $121,080) of stock-based compensation related to agent’s and finder’s warrants was allocated to share issue costs.

For purposes of US GAAP, the intrinsic (“in-the-money”) value of stock options outstanding at October 31, 2008 amounted to $195,000 (2007 - $508,090).

7.

RELATED PARTY TRANSACTIONS

During the years ended October 31, 2008, 2007 and 2006, the Company incurred the following expenses paid to officers or directors of the Company or companies with common directors:

	2008	2007	2006
Professional fees	$ 90,000	$ 97,637	$ 169,458
Consulting fees	$ 88,275	$ 126,677	$ 75,000

At October 31, 2008, there was $7,700 (2007 - $7,769) included in accounts payable and accrued liabilities, and $1,086,561 (2007 - $220,646) included in accounts receivable, owing to/from related parties.  Professional fees include amounts paid to a law firm of which a director is a shareholder.

The Company recovered $222,785 during the year ended October 31, 2008 (2007 - $147,720, 2006 - $55,686) in rent and administration costs from Wealth Minerals Ltd., International Tower Hill Mines Ltd., Athlone Energy Ltd., Dorato Resources Inc., Indico Resources Ltd., Trevali Resources Corp. and Lawrence W. Talbot Law Corporation (“LWTLC”), companies with common officers or directors.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

Mr. Stephan Fitch, a director of the Company, is a director and significant shareholder of a private company, which is the major shareholder (67%) of IMM.  The Company has the option to acquire up to a 30% interest in IMMG, a subsidiary of IMM, by issuing to IMM up to 750,000 common shares for the initial 15% interest and an additional 1,000,000 common shares to acquire an additional 15% interest (see note 5(f)).  This transaction was approved by the Company’s audit committee and board of directors (other than Mr. Fitch, who abstained from voting in each case).

Effective October 1, 2005, the Company retained Mr. Carlos Ballon of Lima, Peru, to provide management services on behalf of the Company in Peru through his private Peruvian company, Minera Koripampa del Peru S.A., for a fee of USD 10,000 per month (reduced to USD 7,500 per month starting from March 2007), which has been expensed to consulting fees.  Mr. Ballon became President of Cardero Peru in April 2006.  Accordingly, Mr. Ballon is a related party with respect to the Company.  Prior to Mr. Ballon becoming a related party, the Company entered into a number of mineral property acquisition/option agreements from either Minera Koripampa del Peru S.A. or Sudamericana de Metales Peru S.A., another private Peruvian company controlled by Mr. Ballon.  Such property transactions include those with respect to the Carbonera and Daniella Properties (note 5(c)(i)), the Pampa de Pongo Property (note 5(c)(ii)), the Katanga Property (note 5(c)(iii)) and the Corongo Property (note 5(c)(v)).

The presidents of MMC and Cardero Argentina provide management services for USD 3,750 each per month, which is expensed to consulting fees or capitalized to property costs, depending upon the nature of the services.

The Company has entered into a retainer agreement dated May 1, 2007 with LWTLC, pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $82,500 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

8.

GEOGRAPHIC SEGMENTED DATA

	2008
	Canada/US	Peru	Argentina	Mexico	Total
Resource properties	$ 815,854	$ 11,107,435	$ 3,315,933	$ 7,435,024	$ 22,674,246
Cash	1,167,125	60,028	56,299	5,388	1,288,840
Investments	7,824,670	-	-	-	7,824,670
Other	1,756,252	6,682	386,414	67,261	2,216,609
	$ 11,563,901	$ 11,174,145	$ 3,758,646	$ 7,507,673	$ 34,004,365

	2007
	Canada	Peru	Argentina	Mexico	Total
Resource properties	$ -	$ 8,338,729	$ 6,508,333	$ 5,702,274	$ 20,549,336
Cash	806,460	5,263	2,865	9,896	824,484
Investments	10,100,000	-	-	-	10,100,000
Other	612,578	282,735	1,654,921	40,662	2,590,896
	$ 11,519,038	$ 8,626,727	$ 8,166,119	$ 5,752,832	$ 34,064,716

9.

INCOME TAX LOSSES

	2008	2007	2006

Income tax expense (benefits)	$ (4,874,132)	$ (3,117,248)	$ (2,792,838)
Permanent differences	1,726,463	235,945	1,012,491
Write-down of properties	1,456,621	1,188,392	699,781
Other temporary differences	(98,674)	(48,500)	(34,659)
Effect of rate reduction	1,197,289	-	-
Unrecognized tax losses	958,479	913,411	1,115,225
	$ 366,046	$ (828,000)	$ -

The components of future income tax assets are as follows:

	2008	2007
Future income tax assets		(restated – note 13)
Non-capital loss carry-forwards	$ 19,813,825	$ 10,817,238
Difference between undepreciated capital cost
over net book value of property and equipment	104,077	76,770
Cumulative eligible capital deduction	54,712	54,712
Tax value of resource properties in excess of book values	10,888,732	6,175,091

	30,861,346	17,123,811
Tax rate	28%	34%
	8,641,177	5,822,096
Valuation allowance	(8,641,177)	(5,822,096)
	$ -	$ -

The valuation allowance reflects the Company’s estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses that may be carried forward to apply against future years' income for income tax purposes in all jurisdictions.  The losses expire as follows:

Available to	Canada	Foreign	Total
2009	$ 362,200	$ -	$ 362,200
2010	817,500	22,422	839,922
2011	1,446,600	1,182,790	2,629,390
2012	-	1,862,002	1,862,002
2013	-	1,291,100	1,291,100
2015	2,950,500	-	2,950,500
2016	-	1,580,780	1,580,780
2017	-	356,852	356,852
2018	-	918,397	918,397
2026	2,850,500	-	2,850,500
2027	3,086,700	69,800	3,156,500
2028	3,741,013	354,362	4,095,375

	$ 15,255,013	$ 7,638,505	$ 22,893,518

10.

COMMITMENT

The Company is committed to monthly lease payments of $11,907 for its premises at 1901 – 1177 West Hastings Street, Vancouver, under its current lease expiring August 31, 2010.  On September 8, 2008, the Company sub-leased the premises to another company for the remaining term of the lease with the landlord’s consent.  The Company has entered into a sub-lease dated May 14, 2008 for new office space located at 1920 – 1188 West Georgia Street, Vancouver.  The new sub-lease commences August 1, 2008 and is for a term of 51 months.  The initial lease payments are $14,654 per month for basic rent, commencing in September 2008. Other commitments are disclosed elsewhere in these consolidated financial statements as appropriate.

11.

SUBSEQUENT EVENTS

Subsequent to October 31, 2008:

(a)

The Company granted 575,000 stock options to certain directors, officers, employees and consultants at a price of $1.16 for a period of two years ending December 9, 2010.

(b)

The Company received notification from Rio Tinto on December 17, 2008 that it was declining to exercise its right of first refusal with respect to the October 24, 2008 transaction between the Company and Nanjinzhao (see note 5(c)(ii)).

(c)

The Company issued 500,000 shares on November 24, 2008 to IMM to acquire a 15% interest in IMMG (see note 5(f)).

(d)

On December 3, 2008, the Company received notification from the optionee of the Los Manantiales property, Argentina, that the optionee had elected to terminate the option and return the property to the Company (see note 5(b)(vii)(b)).

(e)

On January 3, 2009, the Company received the formal notification from Newmont confirming the mutual termination of the Argentina SHV Alliance agreement and related joint venture (see note 5(b)(vi)).

(f)

The Company sold an additional 598,800 ITH shares for gross proceeds of $1,052,760.

(g)

Pursuant to an agreement dated November 26, 2008 between the Company and an arm’s length individual on behalf of an arm’s length B.C. company, the Company was granted the option to acquire up to an 85% interest in the interest of the optionor in certain existing mineral leases, and in a lease to be entered into, covering 100% of the fee mineral rights (approximately 200 acres) located in St. Louis County, Minnesota, just north of the town of Hoyt Lakes.  The Company can earn an initial 70% interest by incurring cumulative expenditures of USD 1,850,000 over four years to December 8, 2012 (USD 100,000 before December 8, 2009) and a payment of USD 50,000 to the optionor on or before August 15, 2009 (and each an every August 15 thereafter) to be used by the optionor to make the annual USD 50,000 advance royalty payment due to the underlying landowners.  The Company can earn an additional 15% interest (85% overall) by delivering a feasibility study (no time limit for delivery).  Upon the Company having earned a 70% or 85% interest, the optionor can elect to convert its interest to a 10% net profits interest (if the Company elects not to earn the additional 15% interest) or a 5% net profits interest (if the Company elects to earn the full 85% interest).  If the optionor does not so elect, upon the Company having earned its 70% or 85% interest, as applicable, the Company and the optionor will enter into a joint venture, with each party being responsible for its pro rata share of all joint venture expenditures.  If a party to the joint venture is diluted to a 10% or lesser interest, such interest will be converted to a 2.5% net profits interest.

12.

RISK AND CAPITAL MANAGEMENT;  FINANCIAL INSTRUMENTS

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities. The Company defines its capital as shareholders’ equity.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no source of revenues; as such the Company is dependent upon external financings or the sale of assets (or an interest therein) to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.  There were no changes in the Company’s approach to capital management during the year ended October 31, 2008.  The Company is not subject to externally imposed capital requirements.

The Company classified its cash and cash equivalents as held-for-trading; amounts receivable as loans and receivables; and accounts payable and accrued liabilities as other financial liabilities.

The carrying values of cash and cash equivalents, amounts receivable, deposits, and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments. The fair values of amounts due to and from related parties have not been disclosed as their fair values cannot be reliably measured since the parties are not at arm’s length.

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

(a)

Credit risk

The Company manages credit risk, in respect of cash and cash equivalents, by purchasing highly liquid, short-term investment grade securities held at a major Canadian financial institution in accordance with the Company’s investment policy.  In regards to amounts receivable, the Company is not exposed to significant credit risk as they are due from governmental agencies.

Concentration of credit risk exists with respect to the Company’s cash and cash equivalents as all amounts are held at a single major Canadian financial institution. The Company’s concentration of credit risk and maximum exposure thereto is as follows relating to funds held in Canada:

	2008	2007

Bank accounts	$ 676,125	$ 806,460
Guaranteed investment certificates	500,000	-
	$ 1,176,125	$ 806,460

The credit risk associated with cash and cash equivalents is minimized substantially by ensuring that these financial assets are placed with major financial institutions with strong investment grade ratings by a primary ratings agency. The Company has no asset backed securities.

Included in accounts receivable is $1,086,561 due from related parties. Credit risk has been assessed as low by management as the Company has strong working relationships with the related parties involved.

(b)

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in obtaining funds to meet commitments. The Company’s approach to managing liquidity risk is to provide reasonable assurance that it will have sufficient funds to meet liabilities when due.  The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities.  The Company maintains substantially sufficient cash and cash equivalents at October 31, 2008 in the amount of $1,288,840 in order to meet short-term business requirements.  At October 31, 2008 the Company had accounts payable and accrued liabilities of $870,208 (2007 -$594,056).

(c)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, foreign currency risk, and other price risk.

i.

Interest rate risk

The Company’s cash and cash equivalents consists of cash held in bank accounts and guaranteed investment certificates that earn interest at variable interest rates. Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values as of October 31, 2008.  Future cash flows from interest income on cash and cash equivalents will be affected by interest rate fluctuations.  The Company manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity. The Company’s sensitivity analysis suggests that a 1% change in interest rates would not have a material effect on interest income.

ii.

Foreign currency risk

The Company is exposed to foreign currency risk as monetary financial instruments are denominated in Mexican, Argentinean and Peruvian currencies. The Company has not entered into any foreign currency contracts to mitigate this risk as it believes this risk is minimized by the amount of cash held in these foreign jurisdictions. The Company’s sensitivity analysis suggests that  a consistent 5% change in the  rate of exchange in all foreign jurisdictions where it has assets employed would change mineral properties and foreign exchange gain or loss by $1,800,000.

iii.

Other price risk

Other price risk is the risk that the fair or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign exchange risk. The Company’s investments are carried at market value, and are therefore directly affected by fluctuations in the market value of the underlying securities.

13.

RESTATEMENT

On August 28, 2008, the CICA Emerging Issues Committee (“EIC”) issued EIC – 172 wherein it recommended the recognition in net income of the tax benefit arising from the recognition of income tax loss carry-forwards consequent to the recording of unrealized gains on available-for-sale financial assets in other comprehensive income. The abstract requires retrospective accounting for prior periods so affected. The Company has therefore restated net loss and related components of other comprehensive income for 2007 to reflect the recognition of the benefit of the application in the amount of $828,000 as follows:

2007
	Restated	Previously reported

Net loss for the year	$ (8,313,490)	$ (9,141,490)
Deficit	$ (35,186,052)	$ (36,014,052)
Accumulated other comprehensive income:
Adjustment to opening balance	$ 5,814,000	$ 6,840,000
Unrealized gain on available for sale investments	$ 331,500	$ 390,000
Transfer to income of realized gains	$ (1,453,500)	$ (1,710,000)

14.

COMPARATIVE FIGURES

Certain of the figures for 2007 have been reclassified to conform with the presentation adopted for the current year.

15.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

(a)

Differences in accounting principles

i.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are capitalized.  Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred.  Commercial feasibility is established in compliance with the Securities and Exchange Commission (“SEC”) Industry Guide 7, which consists of identifying that part of mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of pre-feasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under US GAAP, mining projects are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable.  If estimated future cash flows expected to result from the use of the mining project or property, and their eventual disposition are less than the carrying amount of the mining projector property, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project, property, calculated using estimated mineable reserves, mineral resources, based on engineering reports, projected rates of production over the estimated mine, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans.

ii.

Financial instruments

Under Canadian GAAP prior to October 31, 2006, investments were carried at the lower of aggregate cost or quoted market value.  Subsequent to that date, investments in marketable securities classified as available-for-sale and derivative financial instruments classified as held for trading are all recognized at fair value for both Canadian and US GAAP.  Unrealized gains and losses are included in other comprehensive income or operations for available-for-sale and held for trading investments, respectively.

iii.

Reconciliation of total assets, liabilities and shareholders’ equity:

	2008	2007
		(restated - note 13)
Total assets per Canadian GAAP	$ 34,004,365	$ 34,064,716
Expenditures on resource properties
expensed under US GAAP	(14,071,172)	(13,924,493)
Total assets per US GAAP	$ 19,933,193	$ 20,140,223
Total liabilities per Canadian and US GAAP	$ 870,208	$ 594,056

Total shareholders’ equity per Canadian GAAP	33,134,157	33,470,660
Expenditures on resource properties
expensed under US GAAP	(14,071,172)	(13,924,493)
Total shareholders’ equity per US GAAP	19,062,985	19,546,167
Total liabilities and shareholders’ equity per US GAAP	$ 19,933,193	$ 20,140,223

iv.

Reconciliation of net loss and comprehensive loss reported in Canadian GAAP and US GAAP:

Statements of operations for the years ended October 31:

	2008	2007	2006
		(restated - note 13)
Reconciliation of net loss from Canadian to US GAAP
Net loss per Canadian GAAP	$ (15,829,662)	$ (9,141,490)	$ (8,190,142)
Acquisition of mineral interests	-	-	(2,473,282)
Exploration and development costs, net	(4,324,115)	(3,483,188)	(6,070,834)
Reverse amounts written-off	4,177,436	857,524	2,052,145
Total difference	(146,679)	(2,625,664)	(6,491,971)

Net loss per US GAAP, as previously reported	(15,976,341)	(11,767,154)	(14,682,113)
Future income taxes (Note 13)	-	828,000	-
Unrealized gain on derivative investments	-	-	2,540,000
Acquisition of mineral properties capitalized	-	-	1,322,412
Total net loss per US GAAP	$ (15,976,341)	$ (10,939,154)	$ (10,819,701)

Weighted average number of common shares outstanding	53,918,438	46,431,351	42,741,186

Basic and diluted loss per share in accordance with Canadian GAAP	$ (0.29)	$ (0.18)	$ (0.19)
Total differences	(0.01)	(0.05)	(0.06)
Basic and diluted loss per share in accordance with US GAAP	$ (0.30)	$ (0.23)	$ (0.25)

Statements of comprehensive loss for the years ended October 31:

	2008	2007	2006
		(restated - note 13)

Comprehensive loss in accordance with Canadian GAAP	$ (17,903,922)	$ (10,461,490)	$ (8,190,142)
Unrealized gain on investment	-	-	6,840,000
Total difference in net loss between Canadian and US GAAP	(146,679)	(2,625,664)	(6,491,971)
Total comprehensive loss per US GAAP , as previously reported	(18,050,601)	(13,087,154)	(7,842,113)
Future income taxes (note 13)	-	1,026,000	-
Unrealized gain on derivative instruments	-	-	2,540,000
Acquisition of mineral properties capitalized	-	-	1,322,412
Total comprehensive loss in accordance with US GAAP	$ (18,050,601)	$ (12,061,154)	$ (3,979,701)

v.

Reconciliation of cash flows in accordance with Canadian GAAP and US GAAP:

Statements of cash flow for the years ended October 31:

	2008	2007	2006
		(restated – note 13)
Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$ (4,081,278)	$ (6,541,165)	$ (3,782,770)
Adjustments to net loss involving use of cash
Write-off of capitalized resource property costs	(4,203,524)	(3,478,037)	(7,330,739)
Net cash used in operating activities of continuing operations in accordance with US GAAP, as previously reported	(8,284,802)	(10,019,202)	(11,113,509)
Acquisition of mineral properties capitalized	-	-	962,282
Net cash used in operating activities of continuing operations in accordance with US GAAP, as restated	(8,284,802)	(10,019,202)	(10,151,227)

Net cash used in investing activities of continuing operations in accordance with Canadian GAAP	(7,436,865)	(2,737,936)	(9,650,059)
Reclassification of capitalized resource property expenditures	4,203,524	3,478,037	7,330,739
Net cash provided by (used in) investing activities of continuing operations in accordance with US GAAP, as previously reported	(3,233,341)	740,101	(2,319,320)
Acquisition of mineral properties capitalized	-	-	(962,282)
Net cash provided by (used in) investing activities of continuing operations in accordance with US GAAP, as restated	(3,233,341)	740,101	(3,281,602)

Net cash flows provided by financing activities of continuing operations in accordance with Canadian and US GAAP	11,982,499	5,597,420	2,732,775

Net increase (decrease) in cash and cash equivalents in accordance with Canadian and US GAAP	464,356	(3,681,681)	(10,700,054)
Cash and cash equivalents, beginning of year in accordance with Canadian and US GAAP	824,484	4,506,165	15,206,219

Cash and cash equivalents, end of year in accordance with Canadian and US GAAP	$ 1,288,840	$ 824,484	4,506,165

(b)

Recent US accounting pronouncements

i.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS 141.  SFAF 141(R) requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition.  SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination.  SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and will be effective for business combinations entered into after January 1, 2009.

ii.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”, an Amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 clarifies the accounting for non-controlling interests and establishes accounting and reporting standards for the non-controlling interest in a subsidiary, including classification as a component of equity.  SFAS 160 is effective for fiscal years beginning after December 15, 2008.  As at October 31, 2008, the Company did not have any minority interests

iii.

In March 2008, the FASB issued SFAS Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161”).  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  SFAS 161 is not expected to have a material impact on the Company’s consolidated financial statements, beyond its current disclosure.

iv.

In May 2008, the FASB issued SFAS Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with US GAAP for non-governmental entities.  SFAS 162 is not expected to have a material impact on the Company’s consolidated financial statements, beyond its current disclosure.

v.

In May 2008, the FASB issued SFAS Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts” (“FASB 163”).  The new standard clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises”, applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities.  It also requires expanded disclosures about financial guarantee insurance contracts.  The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities.  Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of the Statement.  SFAS 163 is not expected to have a material impact on the Company’s consolidated financial statements.

vi.

In April 2008, the FASB issued SFAS Statement No. 142-3 to amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007), Business Combinations, and other U.S. GAAP.  SFAS 142-3 is not expected to have a material impact on the Company’s consolidated financial statements.

vii.

In June 2008, the FASB issued SFAS Statement EITF 03-6-1, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. EITF 03-6-1 is not expected to have a material impact on the Company’s consolidated financial statements.